Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between Robert S. Purgason (the “Employee”) and The Williams Companies, Inc. and its affiliates, subsidiaries, predecessors, successors, and assigns (the “Company” and collectively, the “Parties”).

WHEREAS, the Employee’s employment with the Company or one of its subsidiaries or affiliates will be terminated;

WHEREAS, the Company is providing to Employee severance benefits pursuant to The Williams Companies, Inc. Executive Severance Pay Plan (“Severance Pay Plan”), and

WHEREAS, in order to achieve a final and amicable resolution of the employment relationship in all its aspects, the Company has agreed in accordance with the terms and conditions of this Agreement as set forth below, to provide benefits pursuant to the Severance Pay Plan.

NOW, THEREFORE, in consideration of the releases, agreements, and payments set forth in this Agreement, the receipt and sufficiency of which the Parties acknowledge, the Company and the Employee agree as follows:

1.	Last Day of Employment. The Employee’s last day of employment with the Company was January 31, 2017 (“Separation Date”).

2.	Consideration. In consideration for Employee’s release in Paragraphs 6 and 7 and Employee’s other promises in this Agreement, and provided that Employee does not exercise Employee’s right to revoke this Agreement as set forth in Paragraph 7 and fully complies with the terms and conditions set forth in this Agreement, the Company shall provide to Employee the total, lump sum of $3,553,000.00, less applicable taxes, withholdings, and deductions (the “Separation Payment”). Employee may also receive certain accelerated vesting of equity awards under The Williams Companies, Inc. 2007 Incentive Plan based upon execution and non-revocation of this Agreement. In addition, pursuant to the terms and requirements set forth in Section 3.8 of the Severance Pay Plan, Employee will be eligible for executive outplacement services through a reputable, third party outplacement provider approved by the Company.

3.	Fees. The Company agrees to pay the two attorneys’ fees/costs bills previously submitted by Clouse Dunn LLP in the Purgason/Williams file and make an additional payment of attorneys’ fees/costs up to $17,000.00, and nothing herein extinguishes the Company’s obligation to do so.

4.	Furniture. The Company agrees that Employee may take the following furniture in the southwest corner office on the 45th Floor, also depicted in Exhibit B hereto (“Furniture”) from the Company’s premises and that the Furniture is now the property of Employee:

•	Desk
•	Credenza
•	Return
•	Tables
•	Chair
•	Lamps

5.	No Release of Vested Benefits or Health and Welfare Benefits. Employee does not, by this Agreement, release or discharge any right to any vested, accrued benefit in any qualified employee benefit plan that provides for retirement, pension, savings, thrift, and/or employee stock ownership. Executive shall also retain any vested interest or vested right that Executive may have under The Williams Companies Amended and Restated Retirement Restoration Plan and any vested, accrued right or interest under all equity grant agreements for time-based Restricted Stock Units, performance-based Restricted Stock Units, and Stock Option awards granted under The Williams Companies, Inc. 2007 Incentive Plan as amended. Except with respect to any plan, program, agreement or arrangement providing severance benefits, Employee shall also retain any vested interest or vested rights that Employee may otherwise have under any employee welfare plan, as such terms are used under the Employee Retirement Income Security Act of 1974, as amended, maintained by any of the Released Parties which employed Employee, including any required COBRA continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended. Furthermore, following the Separation Date, and in accordance with the Company’s normal pay cycle, Employee will receive payment for the balance of any vested, accrued, and unused Paid Time Off for the calendar year 2017.

6.	No Additional Benefits. Employee agrees that this Agreement resolves any and all outstanding issues arising from Employee’s employment. Employee further acknowledges and agrees that (i) this Agreement includes payments and/or benefits in addition to and not in lieu of any payment(s) and/or benefits of what Employee might otherwise be eligible to receive under the terms of any of the Company’s policies, bonus plans, benefit plans, or any other correspondence regarding the terms and conditions of Employee’s employment; and (ii) Employee has received all compensation and benefits to which Employee would otherwise be entitled through the Separation Date and shall receive no other compensation or benefits from Company other than those set forth in Paragraph 2 and the vested interests and rights described in Paragraph 3 of this Agreement and the Company has no further financial obligations of any kind to the Employee.

7.	No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the Separation Payment absent his/her execution and non-revocation of this Agreement and the fulfillment of the promises contained in this Agreement.

8.

Release of Claims. In consideration of the promises and the mutual covenants set forth in this Agreement, specifically including the Separation Payment, the same being good and valuable consideration, Employee, for himself/herself and on behalf of his/her dependents, heirs, executors, administrators, representatives, successors, and assigns knowingly and voluntarily of his/her own free will releases, acquits and forever discharges the Company and any of its stockholders, affiliates, related entities, subsidiaries, divisions, successors and assigns, and the current and former employees, attorneys, officers, directors, agents and fiduciaries, de facto or de jure, or benefit plans (collectively referred to as the “Released Parties”), of and from any and all debts, obligations, claims, demands, rights, liabilities, actions, suits, grievances, proceedings, complaints, liabilities, claims, counterclaims, judgments and causes of action of whatsoever kind or nature, whether known or unknown, foreseen or unforeseen, which Employee has or may have against any of the Released Parties as of the Effective Date of this Agreement, including, but not limited to (a) any claims for wrongful discharge, unlawful employment practice, retaliatory discharge (including but not limited to any claim for alleged failure to perform an illegal act), fraud, breach of contract (including but not limited to any claims for benefits under the Amended and Restated Change In Control Severance Agreement between the Company and Employee (the “Change In Control Severance Agreement”)), promissory estoppel, constructive discharge, negligence, intentional infliction of emotional distress, defamation, invasion of privacy, public policy, tort, unpaid wages, or any other claim grounded in contract, tort, public policy, or common law; (b) any cause of action, whether grounded in contract, tort, public policy, statute, or common law arising under or relating to the Severance Pay Plan or any other benefits plan offered by the Released Parties; and (c) any claims arising out of or by virtue of or in connection with Employee’s employment at, or termination from, the Company, including, but not limited to, claims based upon age, sex, race, national origin, color, religion, disability, requests for and/or utilization of leave, harassment, retaliation, or any other violation of any equal employment opportunity law, statute, ordinance, rule, regulation, or order, including but not limited to, claims under the following:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	The Lilly Ledbetter Fair Pay Act of 2009;

•	The Age Discrimination in Employment Act;

•	The Older Workers Benefit Protection Act of 1990;

•	Executive Order 11246;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The National Labor Relations Act, as amended;

•	The Labor Management Relations Act, as amended;

•	The Family and Medical Leave Act of 1993, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	All local, state, or federal laws, regulations, rules, or ordinances, including but not limited to those relating to wage claims, discrimination, denial or termination of any employment or health benefit or benefits of any other kind, or any claims of breach or violation of public policy, wrongful or constructive discharge, retaliatory discharge, breach of contract, wage claims, promissory estoppel, unjust enrichment, whistleblower claims, fraud, fraudulent misrepresentation or concealment, retaliation, breach of the covenant of good faith and fair dealing, intentional and/or negligent infliction of emotional distress, interference with prospective business advantage, negligence, negligent misrepresentation or concealment, wrongful or bad faith termination, defamation and other business or personal injury, or any other claims or rights to damages; or

•	Any claims for costs, fees, or other expenses, including attorneys’ fees, incurred in these matters.

Executive, however, is not releasing any future claim (a) that the Company is in breach of its obligations under this Agreement or (b) seeking benefits related to indemnification or advancement of expenses in accordance with Article VIII of Company’s by-laws, as may be amended from time to time, or the January 1, 2015 Indemnification Agreement between Executive and The Williams Companies, Inc. (“Indemnification Agreement”).

Employee is also not releasing his rights and ownership in M&A process map and forms, encompassing approximately 4 volumes developed in 1999, also an undivided interest in the data and IP developed in the underground gasification project in Rawlins Wyoming UCG, as also reflected in ¶2(d) of the 2004 Agreement between the Company and Employee.

9.	Waiver of Claims Under the Age Discrimination in Employment Act, as amended. Employee understands that the release set forth in Paragraph 6 includes a waiver of all claims Employee may have against any of the Released Parties, up to the Effective Date, under the Age Discrimination in Employment Act, as amended (the “ADEA”). Employee further understands and acknowledges the following:

•	The Company has provided Employee, at Employee’s option, fifty (50) days from the Separation Date in order to consider the Agreement. Failure by Employee to return to Robyn Ewing, Senior Vice President, One Williams Center, Tulsa, OK 74172 robyn.ewing@williams.com, an executed Agreement within fifty-one (51) days from the Separation Date will void this Agreement;

•	Employee understands and acknowledges that he/she has carefully read this Agreement (including, if applicable, any attached exhibit) and understands the contents and meaning of this Agreement. By signing below, Employee knowingly and voluntarily accepts this Agreement and does so of Employee’s own free will;

•	Employee understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits, and benefit plans;

•	Employee understands that, through this Agreement, he/she is waiving, releasing, and forever giving up any and all claims under the ADEA he/she may have had against the Released Parties that may have existed on or prior to the date upon which Employee executes this Agreement;

•	Employee understands that any claims under the ADEA that may arise after the date this Agreement is executed by him/her are not waived;

•	Employee is hereby advised to consult with an attorney of Employee’s choice before entering into this Agreement. Employee is responsible for paying his/her attorneys’ fees and costs, if any. By signing this Agreement, Employee acknowledges that Employee has consulted or had an opportunity to consult with an attorney or a representative of Employee’s choosing, if any, and Employee is not relying on any advice from the Company or its agents or attorneys in Employee’s decision to execute this Agreement;

•	Employee is receiving consideration for Employee’s waiver of claims under the ADEA that is in addition to anything of value to which he/she is already entitled;

•	Employee has a period of seven (7) days following his/her execution of this Agreement to revoke this Agreement (“Revocation Period”). To revoke this Agreement, Employee must provide written notice of revocation to the Company at Robyn Ewing, Senior Vice President, One Williams Center, Tulsa, OK 74172 robyn.ewing@williams.com, prior to the expiration of the seven (7) day revocation period; and

•	The Agreement shall not become effective or enforceable until the eighth day after Employee signs the Agreement (the “Effective Date”). No Separation Payment under this Agreement shall be due until after the Effective Date. If the Separation Payment can be made in either of two calendar years, it will be made in the later year.

10.	Eligibility. Executive is eligible for the Separation Payment and benefits provided under this Agreement and has not received and is not eligible for more favorable severance pay benefits under any other severance pay plan, agreement or arrangement of or with the Company.

11.	Confidentiality. Except as otherwise required or permitted by law or under this Agreement, Employee shall keep confidential the existence of this Agreement, its terms, contents, conditions, proceedings, and negotiations. Employee will make no statements or representations relating to this Agreement, except to Employee’s attorney or tax advisor, spouse, or as may otherwise be allowed or required by law. Employee further acknowledges his/her continuing obligations to maintain the confidentiality of the Released Parties’ confidential and proprietary information, including, but not limited to, any confidential or non-public information regarding the business methods, business strategies, and plans, policies, procedures, techniques, research, or development projects or results, trade secrets, or other knowledge or processes of or developed by the Released Parties (the “Confidential Information”) and agrees that he/she shall not use, disseminate, or disclose any of the Confidential Information to any person or entity. Employee further acknowledges that if Employee were to use or disclose, directly or indirectly, the Confidential Information, that such use and/or disclosure would cause Company irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of this Agreement, and in particular this Paragraph 9 by Employee, Company shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives which may be available at law or in equity. Employee acknowledges that the remedies contained in the Agreement for violation of this Agreement are not the exclusive remedies that Company may pursue.

12.	Protected Rights. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

13.	Non-Solicitation of Employees. Employee understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. Employee agrees and covenants not to directly or indirectly solicit, recruit, attempt to recruit, or induce the termination of employment of any employee of the Company for 12 months, to run consecutively, beginning on the Separation Date.

14.	Tax Implications. Employee acknowledges that the Released Parties have not made any representations or promises with respect to the tax treatment of any monies paid or benefits provided in accordance with this Agreement. The Parties further agree that if any state or federal agency should in the future decide that all or any part of the monies paid or benefits provided under this Agreement is taxable income to Employee and/or that the proceeds were not properly reported or classified, Employee shall be solely responsible for paying the resulting taxes, interest, and/or penalties without further liability on the part of any of the Released Parties and he/she shall indemnify each of the Released Parties and hold each of them harmless from any tax, penalty, damages, or interest which may be imposed on the Released Parties by any state or federal agency as a result of Employee’s tax treatment of the Separation Payment.

15.	Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. As of the date of this Agreement, the Company is not aware of a violation of Section 409A with respect to the lump sum payment described in Section 2 above. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. As of the date of this Agreement, the Company is not aware of a violation of Section 409A with respect to the lump sum payment described in Section 2 above. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

16.	No Admission of Wrongdoing. The Parties agree that neither this Agreement nor anything contained herein, including the furnishing of the consideration for this Agreement, shall be deemed or construed at any time for any purpose as an admission by either Party or evidence of any liability or unlawful conduct of any kind.

17.	Cooperation. Employee agrees that he/she will cooperate fully with the Company and the Released Parties in connection with any and all existing or future litigation, investigations, subpoenas, or requests for information brought by or against the Company or any Released Party, whether administrative, civil, or criminal in nature. Employee agrees to cooperate to the extent that the Company or the Released Parties deem necessary and, if Employee’s testimony is deemed necessary, Employee will testify truthfully. The Company or the Released Parties will reimburse Employee for reasonable out-of-pocket expenses incurred as a result of such cooperation, other than any attorneys’ fees or costs Employee incurs relating to any attorney retained by Employee or his/her agent.

Entire Agreement. Except as specified elsewhere in this Agreement and rights under the 2004 Agreement between Company and Employee (including his rights and ownership in M&A process map and forms, encompassing approximately 4 volumes developed in 1999, also an undivided interest in the data and IP developed in the underground gasification project in Rawlins Wyoming UCG, as also reflected in ¶2(d) the 2004 Agreement between the Company and Employee), and other than the Parties’ continuing rights and obligations related to indemnification and advancement of expenses in accordance with Article VIII of the Company’s by-laws, as may be amended from time to time, and the Indemnification Agreement, and any vested, accrued right or interest under all equity grant agreements for time-based Restricted Stock Units, performance-based Restricted Stock Units, and Stock Option awards granted under The Williams Companies, Inc. 2007 Incentive Plan as amended, this Agreement (i) constitutes the entire agreement between the Parties; (ii) contains all the covenants, promises, representations, warranties and agreements between the Parties; and (iii) fully supersedes any prior agreements or understandings between the Parties, including, but not limited to, the Change In Control Severance Agreement. Each Party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either Party, or by anyone acting on behalf of either Party, which is not embodied herein, and that no agreement, statement, or promise, that is not contained in this Agreement, shall be valid or binding.

18.	Recovery of Monies Owed the Company. Employee acknowledges and agrees that any monies he/she owes to the Company or any of its vendor(s) contracted to provide business tools or services for use by Employee in his/her employment, including, but not limited to, Company credit card debt, relocation repayment obligations, or pre-paid Educational Assistance Plan benefits, may be deducted from the Separation Payment.

19.	Return of Company Property. Executive acknowledges and agrees that he/she has made reasonable efforts to locate and return to the Company all of the Company’s property of any kind in his/her possession or the possession of his/her agents, including but not limited to all originals and all copies of documents, papers, brochures, customer lists, customer data, designs, formulae, training materials, compilations, analyses, studies, plans, lists, financial data, technology, employee handbooks, employment or personnel policies or procedures, programs, software, flow charts, records, manuals, policies, tapes, diskettes, keys, access, e-mails, credit cards, computers, computer drives or devices used to store information, vendor and supplier specifications and contact information, and other property of any kind.

20.	Effect of Rehire on Separation Payment. If Employee is rehired by any company participating in the Severance Pay Plan after receipt of the Separation Payment provided under this Agreement, he/she may be required to repay and/or have deducted from his/her wages a pro rata portion of the Separation Payment in accordance with Section 3.5 of the Severance Pay Plan.

21.	Non-Disparagement. Employee agrees that Employee shall make no derogatory, disparaging, defamatory or otherwise negative statements, oral or written, concerning the Released Parties or any of the services provided by any of the Released Parties. This Paragraph 20 is not intended to limit any rights that Employee has under any statute, regulation, or other law or Paragraph 10 of this Agreement.

22.	Affirmations. Employee agrees to discontinue and withdraw his claim for benefits under the Change in Control Severance Agreement. Employee further affirms that – other than the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission or any applicable federal, state, or local government agency and those rights set forth in Paragraph 10 – he/she has not filed, caused to be filed, or is not presently a party to any other claim, complaint, or action against the Company in any forum or form.

23.	No Assignment. Employee acknowledges and agrees that he/she has made no assignment and will make no assignment of the claims or other rights released and discharged by his/her as a result of this Agreement.

24.	Agreement Binding Upon Parties, Heirs, Assigns, Etc. All provisions of this Agreement shall be binding upon and/or inure to the benefit of the dependents, successors, assigns, heirs, executors, representatives, and administrators of Employee and the Company. In addition to the Company, this Agreement will also be to the benefit of and be enforceable by as intended third-party beneficiaries, each of the other Released Parties.

25.

Signatures and Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single document. The Parties further agree that executing this Agreement may be accomplished by receipt of facsimile, email, or other electronic transmission of the signatures of the Parties.

26.	Headings and Section References. All headings used in this Agreement are intended for convenience and reference only and shall not in any manner amplify, limit, modify, amend, or otherwise be used in the construction or interpretation of any provision in this Agreement.

27.	Amendment. This Agreement may not be modified, altered, or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

28.	Construction of Agreement. This Agreement is deemed to have been drafted jointly by Employee and the Company. Any uncertainty or ambiguity shall not be construed for or against Employee or the Company based on attribution of drafting to either.

29.	Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Oklahoma without regard to its conflict of laws provision. Employee and Company irrevocably submit to the exclusive jurisdiction of the federal courts of applicable jurisdiction for any and all claims, disputes or controversies brought involving this Agreement. Both the Employee and the Company (i) acknowledge that the forum of the federal courts stated in this Paragraph 28 has a reasonable relation to this Agreement; (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Paragraph 28 in the federal courts, (iii) agree not to commence any such action or proceeding in any forum other than the federal courts and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such federal court of applicable jurisdiction will be conclusive and binding on the Employee and the Company. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the release language contained in Paragraphs 6-7 above, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

[SIGNATURE PAGE FOLLOWS]

The Parties hereto knowingly and voluntarily executed this Separation Agreement and General Release as of the date set forth below:

Employee:	The Williams Companies, Inc.:

/s/ Robert S. Purgason	/s/ Robyn Ewing
Robert S. Purgason	Robyn Ewing
Senior Vice President

March 21, 2017	March 21, 2017
Date	Date